Exhibit 14.1
The Navigators Group, Inc.
Corporate Code of Ethics and Conduct

TABLE OF CONTENTS

PRESIDENT’S STATEMENT ON BUSINESS CONDUCT	iii

DEFINITIONS OF KEY TERMS	1
Company and/or Navigators	1
Customers	1
Directors	1
Employees	1
Family Members	1
Financial Interests	1
Officers	1
Outside Activities	1
Suppliers	1

COMPLYING WITH THE CODE	2
Chief Compliance Officer	2

CONFLICTS OF INTEREST	3
Duty to Disclose Conflicts of Interest	3
Specific Conflicts of Interest	3

IMPROPER PAYMENTS	4
Foreign Activities	4

FALSE STATEMENTS, FRAUD AND THEFT	5

PROPER ACCOUNTING AND FINANCIAL INTEGRITY	5

REPORTING VIOLATIONS OF THE CODE	6

KEEPING INFORMATION CONFIDENTIAL	7
Disclosure of Confidential Information	7

CONTACTS WITH OUTSIDE PARTIES; POLITICAL ACTIVITIES	8
Administrative Agencies	8
The Courts	8
Trade Associations and Professional Organizations	8
Political Activities	8

CORPORATE COMMUNICATIONS AND RECORDS	9
Communications Implying Illegal Activity	9
Communications Containing Exaggerations or Erroneous Facts	9
Communications Containing Ambiguous Statements	9
Advertising	9
Integrity of Records	10

i

INTELLECTUAL PROPERTY	10

AREAS OF INSURANCE COMPLIANCE	11
Unfair Trade Practices	11
Unfair Claims Practices	11

SECURITIES LAWS	11
Insider Trading	12
Material Information	12
Penalty for Violations	12
Reports of Holdings and Transactions	14

ANTITRUST LAWS	16

EMPLOYMENT LAWS AND PRACTICES	17
Discrimination Under Title VII	18
Equal Pay Discrimination	18
Age Discrimination	18
Disability Discrimination	18
State Statutes	18
Privacy	18
Safety	18
Grievance Handling	19

THE EMPLOYEE OR MANAGER AS AGENT	19
Obligations of an Employee as Agent	19
Obligations of a Principal	19

INTERNATIONAL LAWS	19
U.S. Trade Restrictions	20

ACKNOWLEDGING THE CODE	20
Acknowledgment and Ethical Disclosure Form	21

ii

PRESIDENT’S STATEMENT ON BUSINESS CONDUCT
The Navigators Group, Inc. and its subsidiaries (“Navigators”) have consistently followed the highest principles of business ethics. That is the reputation we now enjoy and intend to keep.
The Navigators’ Corporate Code of Ethics and Conduct (the “Code”) has been prepared to enable you to understand and follow Navigators’ policies with respect to business conduct and ethics. It represents a reaffirmation of Navigators’ long-standing commitment to ethical conduct and observance of all federal, state, local, and foreign laws, regulations, and policies applicable to Navigators’ business. The Code will provide you with a useful guide in your day-to-day business activities. It is designed to alert you to problems you may face and to advise you on when to obtain guidance from the Chief Compliance Officer regarding the appropriate course of action.
The Chief Compliance Officer of Navigators will have ultimate responsibility for overseeing compliance with all applicable laws and regulations, the Code, and all related Company policies and procedures. In this capacity, the Chief Compliance Officer is responsible for taking employee reports of any fraud or improprieties, conducting an appropriate investigation and reporting his findings to the Audit Committee of the Board of Directors.
Please read the Code carefully. If you have any questions as to its meaning, contact your manager or the Chief Compliance Officer. You must certify that you have read, understand, and agree to comply with all of the policies contained within the Code by signing the enclosed Acknowledgment and Ethical Disclosure Form. If any situation arises which may present a conflict between you and your personal financial interests and those of Navigators, you must promptly submit a new Acknowledgment and Ethical Disclosure Form to the Chief Compliance Officer.
I am confident that each of us will comply with the Code and that Navigators’ valued reputation for integrity will be maintained.
Stanley A. Galanski
President and
    Chief Executive Officer
The Navigators Group, Inc.

iii

DEFINITIONS OF KEY TERMS
For the purposes of the Code, certain terms are defined for the sake of clarity. These terms will be capitalized when they appear in the Code.
Company and/or Navigators
The “Company” and/or “Navigators” refer to The Navigators Group, Inc. and its subsidiaries.
Customers
“Customers” are individuals and companies buying the Company’s insurance products or services. Included are investors, individuals, and companies capable of exercising substantial influence on our customers.
Directors
“Directors” include all members of the Board of Directors of Navigators and its subsidiaries.
Employees
“Employees” include all full and part-time employees and officers of Navigators and its subsidiaries.
Family Members
“Family Members” include, but are not limited to, an employee’s spouse, persons with whom an employee may reside or have a close personal attachment, children, step-children, siblings, parents, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, grandchildren, grandparents, spouse’s grandparents, and includes adoptive relationships.
Financial Interests
“Financial Interests” include any monetary interests of an employee or Family Members which could create a divided loyalty, or the appearance of one. Excluded are insubstantial amounts of stock in publicly traded companies.
Officers
“Officers” includes all officers of Navigators and its subsidiaries.
Outside Activities
“Outside Activities” include working at another job or performing professional services during the hours an employee is expected to be working for Navigators; using the Company’s equipment, facilities, or supplies for another job or activity; or working for a company that competes with or does business with Navigators.
Suppliers
“Suppliers” include those individuals and companies that provide Navigators with goods or services. Examples are accountants, lawyers, agents, brokers, consultants, equipment lessors, financial institutions, realtors, licensors of technology and computer software, reinsurers, and transportation companies.

COMPLYING WITH THE CODE
All Employees and Directors are required to adhere to all relevant principles of business conduct and ethics described in the Code. Some independent contractors who perform services for the Company on a regular basis must abide by the rules of the Code that apply to Employees. Employees hiring independent contractors must check with the Chief Compliance Officer to determine whether the Code applies to the services they perform.
While the Company must compete vigorously to maximize its profits, it must do so in strict compliance with all laws and regulations applicable to the Company’s activities. No Employee, or Director should take any action on behalf of the Company that the Employee or Director knows or believes violates any applicable law or regulation. On doubtful questions, Employees or Directors must seek and receive advice from the Chief Compliance Officer in advance of taking action.
Failure to comply with the standards contained in the Code can have severe consequences for Employees, Directors and the Company. In addition to jeopardizing the Company’s good name, trade and consumer relations, and business opportunities—conduct which violates the Code also may violate federal, state, local, or foreign laws, regulations, or policies. These violations can subject the individuals involved to prosecution, imprisonment, and fines. The Company also may be subject to prosecution and/or significant fines for the improper conduct of its Employees, and Directors. Accordingly, all Employees and Directors must comply with all applicable laws, regulations, and governmental policies, as well as all provisions of the Code and the Company’s related policies and procedures.
The Code establishes standards of conduct which in many instances go beyond the strict requirements of applicable laws and regulations. Accordingly, neither violations of the Code nor disciplinary actions shall be grounds for claims made by third parties, either public or private.
Chief Compliance Officer
The Chief Compliance Officer is responsible for overseeing compliance with all applicable laws, regulations, governmental policies, the Code, and all other relevant Company policies and procedures. In this role, the Chief Compliance Officer reports directly to the Chief Executive Officer and the Audit Committee of the Board of Directors. The Company is committed to establishing an environment that encourages and allows Employees to seek and receive prompt guidance as to questionable conduct so that they do not engage in conduct that is unlawful, unethical, or creates a real or perceived conflict with their duties to the Company. In this respect, all supervisory and management personnel, including all Officers, the Chief Compliance Officer, and the President, have an “open door policy” that permits any Employee to present any concerns directly to, and ask questions of, senior personnel of the Company.

CONFLICTS OF INTEREST
No Employee or Director should be subject to — or even appear to be subject to — influences, interests, or relationships that conflict with their duty to provide undivided commercial loyalty to the Company. This means avoiding any activity that interferes, may interfere, or may appear to interfere with an Employee’s or Director’s ability to act in accordance with the Company’s best interests. Employees or Directors should not take for themselves or direct to others any existing business or any opportunity for prospective business that could be considered by Navigators. Employees may not hold outside employment or carry on Outside Activities that interfere with their job performance at Navigators.
Employees licensed to practice law must limit their practice of law to Company business. Exceptions are limited to occasional legal matters that involve Family Members and do not require litigation.
Duty to Disclose Conflicts of Interest
Employees and Directors are obligated to review their personal and employment situations and to discuss any possible conflicts of interest with the Chief Compliance Officer. Circumstances that may constitute a conflict of interest must be disclosed promptly and fully by completing and filing an Ethical Disclosure Form with the Chief Compliance Officer, who will coordinate a resolution.
Specific Conflicts of Interest
It is not feasible to describe every situation that would violate Navigators’ conflicts of interest policy. However, it is useful to consider a few examples in which clear conflicts of interest are present in order to establish ground rules.
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An Employee who has an option to own or owns, directly or beneficially, a Financial Interest in an actual or potential Supplier or Customer may not, without full disclosure and specific written clearance by the Chief Compliance Officer, be assigned to a position in which the Employee can influence decisions with respect to business with such Supplier or Customer. Included are Employees who are responsible for the terms and conditions of insurance products and services provided to Customers (e.g., insureds, etc.) and those Employees who participate in the selection of, or arrangements with, Suppliers (e.g., insurance producers, reinsurers, etc.). Also included are Employees who conduct business on behalf of the Company with a Supplier or Customer of which a Family Member is an owner, officer, or representative.

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Employees or Directors who have a Financial Interest in a competitor must disclose such interest on an Acknowledgment and Ethical Disclosure Form and immediately complete and submit a new Acknowledgment and Ethical Disclosure Form if any changes occur.

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Employees and Directors and their Family Members may not accept gifts other than those with a token or nominal value of less than $200.00 from an actual or potential Supplier, Customer, or competitor. Gifts with a value greater than $200.00 must be immediately disclosed in writing to the Chief Compliance Officer. The determination will be made as to whether the receipt of a gift constitutes the appearance of or an actual conflict of interest. Currency or its equivalent (e.g., cash, securities, bonds, and gift certificates) may not be accepted as a gift. There may be business needs for certain departments to issue different guidelines relating to the acceptance of gifts by Employees. After the guidelines have been approved by the Chief Compliance Officer, a copy should be provided to the Human Resources Department.

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Employees and their Family Members may not accept entertainment from an actual or potential Supplier, Customer, or competitor that might be considered excessive given the nature of the relationship. Moreover, each Employee must refuse offers of entertainment from such individuals unless the Employee is capable of reciprocating on a business basis through normal expense account procedures.

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No information obtained as a result of a relationship with the Company may be used for profit or as the basis for a “tip” to others unless such information has been made generally available to the public. This is true whether or not direct injury to Navigators appears to be involved (see “Securities Laws,” pp. 12-17). This requirement is not limited to transactions relating to securities, but embraces any situation in which undisclosed information may be used as the basis for unfair bargaining with an outsider. For example, the purchase of real estate near property that an Employee or Director knows is being considered for purchase or development by Navigators, or any of its subsidiaries, would constitute a conflict of interest.

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Both during employment and after leaving the employ of the Company, Employees shall not disclose confidential information or trade secrets that were learned during the course of their employment with the Company to any unaffiliated organization or person, unless such disclosure is required by law. Upon leaving the employ of the Company, no one shall remove Company property or remove or copy any memoranda, correspondence, or data that contain confidential information or trade secrets acquired during the course of employment with the Company. Any Company property in an Employee’s possession shall be returned to the Company prior to leaving the employ of the Company (see “Keeping Information Confidential,” pp. 7-8).

IMPROPER PAYMENTS
Making or receiving improper payments of any kind, directly or indirectly, by any Employee or Director of the Company is strictly prohibited. Improper payments include bribes, kickbacks, or payoffs to or from governmental officials or anyone with whom the Company does business, and payments made with an improper intent, whether made or received directly or indirectly. Participation in arrangements which aid and abet another party to make or receive such a payment is also strictly forbidden. Improper payments need not be in the form of money, but may also include gifts or services.
Employees and Directors should be aware that, with respect to governmental and regulatory officials, it is not necessary that a gift or payment be given with the intent to influence that governmental official to constitute a violation of state or federal law. Federal law also prohibits bribery of foreign as well as domestic governmental officials. Any request made to an Employee or Director by a governmental or regulatory official for an improper payment, or any action taken or threatened by such an official with the intent of obtaining such a payment, must be reported immediately to the Chief Compliance Officer.
Foreign Activities
Company policy and the law prohibit Employees and Directors or their agents from making any payment or offer of payment to any foreign official to induce that official to affect any governmental act or decision, or to assist the Company in obtaining or retaining business. It is the Company’s policy that no bribes, payments, or gifts will be paid to foreign officials in order to obtain or retain business. This policy prohibits bribes, payments, or gifts to any employee or agent of a foreign government, political party officials, and candidates for political office. This policy extends to indirect payments made through agents and includes the use of personal funds.

While certain types of payments to foreign officials including payments to “facilitate” routine government actions may be allowed, determining what is a facilitating payment involves sophisticated judgment and knowledge of the host country’s practices, and U.S. law. This area of the law is very complicated. The slightest mistake may expose both the Company and its Employees or Directors to criminal prosecution, including the imposition of large fines and terms of imprisonment. Therefore, any proposed payment thought to be “facilitating” or otherwise exempt from the law must be approved in advance by the Chief Compliance Officer.
FALSE STATEMENTS, FRAUD AND THEFT
It is a violation of Company policy, and a criminal offense punishable by fines and/or imprisonment, for Employees or Directors knowingly and willfully to make or cause to be made a false statement, orally or in writing, to a governmental official or to knowingly and willfully conceal, or cause to be concealed, a material fact called for in a governmental report, application, or other filing. These prohibitions extend to all communications with any federal, state, local, or foreign governmental agency. Employees and Directors are also prohibited from providing false information to any other Employee or Director or third party knowing that, or under circumstances making it likely that, this information will later be used in providing information to the government.
Employees and Directors may not engage in any scheme to defraud a Customer, Supplier, or other person with whom the Company does business, out of money, property, or services or to wrongfully withhold or convert the property of others. The fair exchange of products and services is the hallmark of the Company’s business. Statements about the Company’s products and services must be truthful and not misleading. Commitments that cannot be fulfilled must not be made. In addition, the misappropriation of Company assets, the provision of any products or services to any person or entity not in accordance with established Company policy, and the retention of any benefit— from a Customer, Supplier, or other person with whom the Company does business — that properly belongs to the Company, may operate as a fraud upon the Company and is prohibited. These prohibitions include unauthorized use of the Company’s communications equipment, computers, related facilities, or other Company assets, including proprietary information and trade secrets. The Company’s assets must be used only for conducting Navigators’ business or for purposes authorized by management. Any theft, fraud, embezzlement, bribery, or misappropriation of Company property or resources must be reported immediately to the Chief Compliance Officer.
PROPER ACCOUNTING AND FINANCIAL INTEGRITY
The financial accounting system of the Company was established to record and control all financial transactions of the Company. All Company records must be maintained accurately. All transactions must be executed only in accordance with management’s general or specific authorization. The Company’s books, records, and accounts must reflect, accurately and fairly, within the Company’s normal system of accounting, all transactions of the Company including the acquisition and disposition of its assets.
No payment on behalf of the Company shall be approved or made with the intention, understanding, or awareness that any part of such payment is to be used for any purpose other than that described by the documents supporting the payments. All payments made by, or on behalf of, the Company must be supported by the appropriate documentation, properly describing their purposes.
All of the Company’s assets and liabilities must be recorded in the regular books of the Company pursuant to generally accepted accounting procedures. Under no circumstances shall there be any unrecorded fund or asset of the Company, regardless of the purposes for which such fund or asset may have been intended, or any improper or inaccurate entry knowingly made on the books and records of the Company.

REPORTING VIOLATIONS OF THE CODE
Information about known or suspected violations of any provision of the Code on the part of any Employee, Director, independent agent, adjuster, appraiser, Supplier, or vendor must be reported immediately to the Chief Compliance Officer. If the person an Employee believes violated applicable laws, the Code, or related policies is the Chief Compliance Officer, or if the Employee believes the Chief Compliance Officer is ignoring a report that has been made to the Chief Compliance Officer, the Employee should report the violation to the Chief Executive Officer. If the person an Employee believes violated applicable laws, the Code or related policies is the Chief Executive Officer or if the Employee believes the Chief Executive Officer is ignoring a report that has been made to the Chief Executive Officer, the Employee should report the violation to the Chair of the Audit Committee. It is imperative that persons who make such reports and persons to whom reports are made, other than the Chief Compliance Officer, not conduct their own preliminary investigation unless authorized to do so by the Chief Compliance Officer. Employees and Directors needing clarification or interpretation of any of the policies or provisions of the Code should contact the Chief Compliance Officer. No Employee will suffer adverse personnel action, career disadvantage, or other reprisals for questioning a Company practice or reporting in good faith any suspected violation of the Code, as long as the reporting Employee has not personally committed a violation. It is not acceptable to file a report knowing it to be false.
Reports of a violation, or possible violation, may be made by telephone, email, in person or in writing. A sufficiently detailed description of the factual basis for the allegations should be given in order to allow for an appropriate investigation. Contact information for reporting violations, or possible violations, is:

Chief Compliance Officer	Chief Executive Officer	Chair of Audit Committee

Bruce J. Byrnes	Stanley A. Galanski	W. Thomas Forrester

The Navigators Group, Inc. Reckson Executive Park 6 International Drive Rye Brook, NY 10573	The Navigators Group, Inc. Reckson Executive Park 6 International Drive Rye Brook, NY 10573	c/o The Navigators Group, Inc. Reckson Executive Park 6 International Drive Rye Brook, NY 10573

(914) 933-6086	(914) 933-6030	(440) 476-4333

bbyrnes@navg.com	sgalanski@navg.com	wthomas.forrester@gmail.com
Reports of a violation, or possible violation, may also be made anonymously to the Company’s Employee Hotline at (914) 933-6095.
The Company will investigate all possible violations. While the rights of all parties concerned will be respected, all Employees and Directors are required to cooperate with the Chief Compliance Officer or his or her designees regarding any investigation. The identity of Employees and Directors reporting possible violations will be kept confidential, to the fullest extent practicable, consistent with enforcing the Code and in accordance with the Company’s legal rights and obligations. The Company is committed to administering the Code fairly, objectively and conscientiously. The identity of employees about whom or against whom an alleged violation of the Code has been made will remain confidential unless or until it has been determined that a violation has occurred that requires disciplinary action. At that time, the information will only be released on a need-to-know basis. Requests for information by law enforcement officials should be immediately referred to the Chief Compliance Officer.

If a violation is found, the Company will take appropriate disciplinary action against the violator that may include corrective action, suspension, demotion, or termination. Employees and Directors may also be subject to civil and criminal legal action and penalties, including imprisonment.
KEEPING INFORMATION CONFIDENTIAL
Confidential information and trade secrets may consist of any plan, procedure, names of Customers, forecasts, or compilation of information not available to the general public. However, information ceases to be confidential once it has entered the public domain.
Disclosure of Confidential Information
Employees and Directors may not disclose confidential information gained as a result of their employment with the Company or service as Director and must avoid disclosing confidential information even within the Company to those who do not have a “need to know.” Some Employees will be given computer passwords and user identification numbers to which stringent obligations of confidentiality apply. Employees are also prohibited from removing files or contents of files from the Company’s premises without authorization from their manager. The unintentional disclosure of information can be just as harmful as intentional disclosure.
To avoid unintentional disclosure, Employees and Directors should never discuss with any unauthorized person information that has not been made public by the Company; even if information has been made public, it should not be discussed until it has been absorbed by the market. This includes information relating to: products, prices, earnings, business, volume, capital requirements, marketing and service strategies, business plans, and other confidential information. This list is illustrative and does not contain every example of confidential information.
If Employees or Directors are in doubt as to whether information is confidential, or whether it has been made public and absorbed by the market, they should abstain from discussion or disclosure until they have been authoritatively informed that discussion or disclosure is allowed.
Employees and Directors should not discuss confidential information, even with authorized Employees or Directors, in the presence of others who are not authorized — for example, at a trade show reception or in a public area such as an elevator. This also applies to discussions with Family Members or with friends, who might innocently or inadvertently pass the information on to someone else.
Harmful disclosure may start with the smallest leak of bits of information. Such fragments of information may be pieced together with fragments from other sources to form a fairly complete picture.
Employees are encouraged to contact the Chief Compliance Officer for advice before preparing any communications to other Employees or outside parties that may contain confidential information.

CONTACTS WITH OUTSIDE PARTIES; POLITICAL ACTIVITIES
Administrative Agencies
State insurance departments conduct triennial examinations of the Company’s financial affairs, market conduct examinations (examinations of all other aspects of the Company’s operations), and investigate complaints against the Company. Any Employee contacted directly by an examiner during a triennial examination should immediately contact the Chief Compliance Officer, and should always do so before responding to requests for information. The Chief Compliance Officer coordinates Employee activities during market conduct examinations. The handling of complaints filed with the state insurance departments is coordinated by the Chief Compliance Officer who also assists in the preparation of responses to the insurance departments.
Other federal or state agencies (e.g., the Securities and Exchange Commission, the Department of Labor, and the Federal Trade Commission) may initiate contact with the Company. Employees and Directors should direct the agency’s representative to the Chief Compliance Officer and should not divulge any information or documents without express authorization from the Chief Compliance Officer.
The Courts
Any non-claims Employee who receives a summons, complaint, subpoena, or “informal” request for information from an attorney should immediately contact the Chief Compliance Officer. No Employee is permitted to provide documents or to testify at a trial or a deposition in a non-claims matter involving the Company without notifying the Chief Compliance Officer first. If an Employee’s assistance is needed in connection with a legal proceeding, that individual will be notified by the Company’s attorneys.
Trade Associations and Professional Organizations
Navigators’ participation in trade or professional associations is coordinated by the Chief Compliance Officer. Employees should inform their managers before joining trade or professional organizations as representatives of the Company. Since trade associations are groups of competitors, participating Employees should also consult the Chief Compliance Officer for antitrust guidance.
Political Activities
All Employees must comply with all campaign finance and ethics laws. Generally, federal law prohibits the use of company funds, assets, services, or facilities on behalf of a political party or candidate in an election for a federal office. The Company’s ability to contribute to state and local political campaigns or ballot initiatives is regulated by state laws. Only the Chief Compliance Officer is authorized to use corporate funds for political purposes.
Navigators’ Employees are encouraged to participate in community affairs. However, in order to avoid any conflict of interest, Employees should inform their managers before either becoming a candidate for an elective office or accepting an appointed position. Moreover, Employees may not use Navigators’ name or reputation in connection with any political campaign, except that an Employee who is a candidate for elective office may acknowledge employment by Navigators.

Employees may not use the Company’s facilities (e.g., office space and equipment) or transportation for political purposes. The Company will not compensate or reimburse any Employee, Director or individual associated with the Company, in any form, for a political contribution that such person intends to make or has made.
If you are aware of any conduct which violates the Company’s policy, you must immediately notify the Chief Compliance Officer and refrain from participation in such questionable conduct until you are advised that it is allowable. The Company’s policy is not intended to discourage or prohibit Employees from: voluntarily making personal political contributions; participating in the political process on their own time and at their own expense; expressing their personal views on legislative or political matters; or otherwise engaging in political activities.
CORPORATE COMMUNICATIONS AND RECORDS
For the purposes of the Code, “corporate communications” refer to all oral and written exchanges of information between an Employee or Director and others within or outside of the Company. Since corporate communications may be used in conjunction with other documents in litigation against the Company and/or its Employees or Directors, the following types of communications should be avoided.
Communications Implying Illegal Activity
Statements may be worded in a way that either suggests or could be interpreted to mean that an illegal activity has occurred. Such statements, when combined with other evidence, could result in a criminal conviction. For example, a letter from a competitor might state: “Enclosed are our proposed rates for marine hull policies in State X. We would appreciate receiving your comparable rate information.” This could be interpreted as evidence of an illegal price-fixing scheme between the Company and a competitor.
Communications Containing Exaggerations or Erroneous Facts
All statements of fact should be checked for accuracy because misstatement or overstatement may imply that an illegal activity has occurred. For example, a representation or advertisement might state: “Our new marketing strategy will substantially increase our dominant market share and effectively squeeze out our competitors.” This could be interpreted as monopolistic and lead to charges of unfair trade practices.
Communications Containing Ambiguous Statements
Words or sentences that are susceptible to multiple interpretations should be avoided. For example, a document might state: “Our marine hull policy covers all risks which an insured might incur.” This statement is ambiguous because policies usually contain limits and specify exclusions.
Advertising
Making misstatements or otherwise misrepresenting the terms and conditions of any insurance policy or service, or the financial condition of the Company, is prohibited by law. Using comparisons with other policies that are incomplete, inaccurate, or not in conformity with the law is also prohibited. The Chief Compliance Officer must be involved in the preparation of all advertising copy.

Integrity of Records
No Company records, documents, or files may be improperly altered, and all Employees and Directors are expected to report all claims, business-related expenses, purchases, and travel expenses accurately and honestly. This includes, as applicable, time worked, the reporting of health, disability, or other claims, and any other information requested by the Company. All inquiries regarding the alterations to and the dishonest reporting of health and disability claims should be addressed to the Chief Compliance Officer, who will coordinate with the Human Resources Department.
Employees or Directors who have concerns about legal issues relating to a particular corporate communication or record, including concerns regarding the alterations to and dishonest reporting of health and disability claims, should contact the Chief Compliance Officer.
All Employees are required to comply with the terms of the Navigators Record Retention Policy, which provides for various retention periods for different categories of documents and records. Employees who have questions about the retention of documents or records should contact the Chief Compliance Officer.
INTELLECTUAL PROPERTY
The most familiar category of intellectual property is copyright. Copyright protection extends to original works of authorship fixed in a tangible form of expression and grants the owner an exclusive right to their use, copying, sale, and distribution. Copyrighted materials are frequently identified with the distinctive circled “C” or the word “Copyright” followed by the year of publication and the copyright owner’s name (e.g., Copyright 1999, The Navigators Group, Inc. All Rights Reserved).
Employees using written publications or computer software must abide by the rights of the copyright owner, typically the publisher or software vendor. These rights generally prohibit Employees from copying or distributing the publications or software, including user’s manuals, without the publisher’s or software vendor’s permission. (Most licenses for “off-the-shelf” software allow for one copy of the software to be made for backup purposes only.)
Other intellectual property includes trademarks and service marks, which identify and distinguish one’s products or services from those of another (e.g., Navigators’ logo) and trade secrets, which give the Company a competitive advantage in the marketplace (e.g., lists of Customers, marketing plans, and pricing guidelines) and should be maintained in confidence. Additionally, business-related ideas developed by Employees in the course of their duties are the property of Navigators and remain so even after such Employees leave the Company.
Navigators is serious about protecting its intellectual property and that belonging to third parties while in the Company’s possession. Employees should not alter, copy, or distribute any computer software, or other copyrighted materials used by the Company. Questions and reports of possible infringements should be referred to the Chief Compliance Officer.

AREAS OF INSURANCE COMPLIANCE
The Company’s insurance business is subject to various rules and regulations in each of the jurisdictions in which it does business. Violations may result in penalties, fines, criminal sanctions, and loss of licenses for the Company and for its Employees. The Company has established comprehensive procedures, audit schedules, and training programs in order to assure that it conducts its business in strict accordance with those rules and regulations. Employees also have a responsibility for being aware of, and for complying with, those rules and regulations.
The applicable rules and regulations are detailed and complex, and govern the following aspects of the insurance business: licensing; the terms and conditions of the policies issued; rating and underwriting practices and standards; advertising; sales practices; claims handling; and other operational aspects of the insurance business. Employees are responsible for knowing and complying with all rules and regulations applicable to their duties and responsibilities, and they should not hesitate to consult the Chief Compliance Officer with any questions.
Unfair Trade Practices
Most states prohibit certain practices in connection with the sale of insurance. In general, Employees may not use any practices which are unfair or deceptive or unfairly discriminatory, nor agree to monopolize, boycott, coerce, or intimidate. Employees may not make false or malicious statements about any other companies or individuals.
Unfair Claims Practices
Although the types of activities considered “unfair claims practices” vary in each state, the following acts are typically prohibited by a state’s unfair claims practices law: failing to attempt a good faith settlement when liability becomes clear; compelling an insured or third-party claimant to sue to recover amounts due under its policy by offering substantially less than the amount ultimately recovered; refusing to pay claims without conducting a reasonable investigation; and unreasonably failing to affirm or deny coverage after an investigation is completed.
SECURITIES LAWS
“Insider trading” laws are designed to prevent persons from engaging in illegal and improper trading practices and to punish persons when violations occur. Company policy prohibits Employees’ and Directors’ misuse of inside information, including any securities trading based on such information, and the securities laws prohibit Employees and Directors from trading in securities (e.g., stocks or bonds) on the basis of material information about Navigators or another company which has not been disclosed to the public. Nor may an Employee or Director give such information to another person (a “tippee”) who uses it for trading purposes regardless of whether the “tippee” is related to the Employee or Director or is an entity (e.g., a trust) in which the Employee or Director has an interest. It is not a legally valid excuse that an Employee or Director perceived a duty (e.g., as a trustee) to trade or to disclose information or that the Employee or Director did not intend to defraud anyone.

Insider Trading
In general, “insiders” of a publicly-held company, such as Navigators, may not trade (or enable anyone else to trade) in the company’s securities on the basis of material, non-public (“inside”) information. Included within the definition of insiders are Directors, Officers, substantial shareholders, confidential advisers, and anyone else (including any non-officer Employee) who has access, by reason of a position of trust, to information that may affect the value of the Company’s securities and is not generally available to the public. Insiders of the Company therefore must be extremely cautious in their activities and communications regarding the Company when there may be business or financial developments in progress that have not yet been publicly disclosed through the usual channels of dissemination of corporate or financial news and that may not be ripe for such disclosure. Insiders should generally avoid discussing inside information with anyone other than Employees and outside advisers, and then only on a “need-to-know” basis. Once it is determined that information is to be or must be disclosed to the public, the information should be distributed as broadly, quickly and efficiently as possible.
Material Information
The Company considers “material information” to include any information which, if publicly disclosed, might: affect the market for the Company’s, an affiliated company’s, or another company’s securities in general; affect an individual investment decision of an investor (e.g., whether to buy, hold, or sell securities); or cause an Employee’s or Director’s trading pattern to change. The fact that information is unpublished may be evidence that it is material.
Examples of material information may include the following: (1) proposals, negotiations, or agreements to acquire another company or dispose of operations; (2) changes in management or control of a company; (3) the presentation of, or changes in, financial results (e.g., earnings or operating results); (4) significant litigation; (5) new contracts or changes in contractual relationships; (6) significant changes in asset value or composition; and (7) any other event that would be expected to change the market value of one or more classes of publicly traded securities.
“Inside information” includes anything learned about the Company or an affiliated company, or the securities of the Company or an affiliated company, as a result of a special relationship with the Company (e.g., as an Employee or Director or Family Member of an Employee or Director). It also includes anything learned about another company, another securities issuer, or their securities as a result of a relationship with that company or issuer.
Penalty for Violations
The prohibition against insider trading derives primarily from the anti-fraud provisions of Section 10(b) and Rule 10b-5 of the Exchange Act. Courts have interpreted Rule 10b-5 to impose a “disclose or abstain” rule. That is, insiders in possession of inside information must either make the information public or avoid trading in (or tipping others who then trade in) the relevant securities. Since insiders are frequently not in a position to make such disclosure immediately prior to their transaction without breaching their fiduciary duty to the Company, they would in such cases be required to abstain from trading and “tipping.”
At certain times “insiders” possess less non-public information than at other times. For example, shortly after dissemination of the Company’s Annual Report to Shareholders or an earnings release, the filing of a Form 10-Q or Form 10-K or after distribution of an offering prospectus which contains current financial data, the public will be relatively well-informed compared to the insider. Of course, a reasonable period must be allowed for the public to digest the information. Insider transactions at these times (“window” periods) are less likely to be unfair to the public or to affect the trend of market activity in the Company’s securities. The ability of an insider to participate in the market subsequent to the release of financial results assumes that all relevant information was accurately and adequately disclosed and no additional material undisclosed developments have arisen.

Violations of the insider trading rules carry civil and criminal penalties. Insiders or their tippees (i.e., persons to whom insiders reveal material, non-public information) who profit from securities trading based on inside information must turn over their profits to the persons defrauded (which may extend to all contemporaneous traders in the securities) or to the issuer. The insiders may be responsible for profits earned by their tippees as well as their own profits. Perhaps more significantly, the U.S. Securities and Exchange Commission (“SEC”) may seek the imposition of the prescribed criminal sanctions for violations of Section 10(b) and Rule 10b-5. The Insider Trading Sanctions Act of 1984 permits the SEC to recover up to three times the profit realized or the loss avoided as a result of insider trading and the Insider Trading and Securities Fraud Enforcement Act of 1988 authorizes the SEC to seek civil penalties of one million dollars or up to three times the profits realized or losses avoided, whichever is greater, against employers, their managerial and supervisory personnel, and other controlling persons for failing to take “appropriate” steps to prevent insider trading by employees.
In order to reduce the Company’s exposure to potential liability, the Company has adopted the following rules and policies to address certain particular common or recurring circumstances. The following are by no means the only circumstances in which the foregoing principles are applicable, however. Employees and Directors must contact the Chief Compliance Officer if they have questions as to whether certain information is material or has been adequately disclosed to the public. Employees and Directors must abstain from trading or improperly disclosing the information until they have been authoritatively informed that the information is not material or has been publicly disclosed and digested.
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Fiscal Year and Quarter End. No person with the title of Vice President or above or equivalent and no person who is on the Board of Directors of any company in The Navigators Group, Inc. and no person with access to material non-public information may purchase or sell the Company’s securities except for the period commencing on the third business day after the public release of the Company’s quarterly results and ending on the close of business of the 15th day of the last month of the calendar quarter.

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Material Information. Notwithstanding the “window” periods described in the immediately preceding paragraph with regard to purchases and sales of the Company’s securities subsequent to the end of a fiscal period or its year end, no person (including Officers and Directors) with material non-public information concerning the Company may purchase or sell the Company’s stock while the information remains non-public. If a person is unsure whether the information in the person’s possession is material or non-public, the person should submit the question to the Chief Compliance Officer.

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If a material public announcement is made, any person with prior knowledge of the information included in the public announcement may trade in the Company’s securities commencing on the third business day after the public announcement if the above Fiscal Year and Quarter End and Material Information requirements are met.

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Pre-clearance Provision. Notwithstanding the release to the marketplace of financial results and/or other material information, the sale of Company stock may be limited by other factors then existing. Such factors include, but are not limited to, the performance of the Company during the fiscal quarter then underway (particularly as it compares to analysts’ projections), the existence of additional non-public material information, lock-up agreements and, in the case of an Officer or Director, “short-swing” profit consideration. Therefore, it is always advisable (mandatory for Officers and Directors) to make inquiry of the Chief Compliance Officer prior to any purchase or sale of Company stock, even during the window periods described above. The inquiry can be done via e-mail. The trade should not be executed until approval is provided by return e-mail from the Chief Compliance Officer.

Reports of Holdings and Transactions
Section 16 of the Exchange Act imposes reporting obligations and short-swing liability on certain transactions by officers and directors of a public company and beneficial owners of greater than ten percent (10%) of any class of equity security of a public company. The Company has adopted the following rules and policies to address the reporting obligations of its Officers and Directors under Section 16. The disclosure rules described below are generally applicable to ten percent (10%) owners as well.
Who Must Report. The following persons are generally deemed to be an “officer” for purposes of Section 16: (1) the president, (2) the principal financial officer, (3) the principal accounting officer or, if there is no such accounting officer, the comptroller, (4) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), (5) any other Officer of the Company or its subsidiaries who performs a policy-making function, and (6) any other person who performs similar policy-making functions for the Company. In addition, it is presumed that any person identified by the Company in its public filings as an “executive officer” pursuant to Item 401(b) of Regulation S-K is an “officer” for purposes of Section 16. Because the penalties for a violation of Section 16 are severe, the Company takes the position that any person who might be deemed to be an “officer” should comply with all of the provisions of Section 16 as if such person were an “officer.” Directors, whether or not Officers, are also covered by all of the provisions of Section 16.
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Which Form to File and When. Any person who becomes an Officer or Director is required to file a Form 3 Initial Statement of Beneficial Ownership of Securities within 10 days of the occurrence of such event (i.e., if a person is appointed as an Officer on January 1, a Form 3 must be filed by that person by January 11). All changes in beneficial ownership (other than certain exempt transactions referred to below) must be reported on a Form 4 Statement of Changes in Beneficial Ownership. An annual filing on a Form 5 Annual Statement of Changes in Beneficial Ownership is required to be made by all Officers and Directors to report (i) all transactions permitting deferred reporting (as discussed below) which were not reported during the fiscal year and (ii) any failure to file a Form 4 during the fiscal year. No Form 5 is required to be filed by an Officer or Director who reported all transactions on Forms 3 and/or 4 during or prior to the fiscal year for which the Form 5 is to be filed.

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“Derivative” and “non-derivative” securities. Filings on Forms 3, 4 and 5 must be made in respect of all derivative and non-derivative securities of an issuer. The following are generally deemed to be “derivative securities” for purposes of Section 16: any option or similar right with an exercise or conversion privilege at a price related to an equity security or similar securities with a value derived from the value of an equity security. “Non-derivative securities” generally are the underlying equity securities (i.e., the Company’s Common Stock). Thus, if any grants of options are made, a Form 4 or a Form 5 must be filed for Officers and Directors receiving such option grants.

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Form 3. The Form 3 must reflect beneficial ownership of all non-derivative securities (i.e., the Company’s Common Stock) and all derivative securities (including stock options) of the Officer or Director at the time of filing. Information must be furnished separately for those securities which are directly owned and for those which are indirectly owned, and separately for each different type of indirect ownership (e.g., the Company’s Common Stock owned by the reporting person’s spouse or by a trust, corporation or partnership controlled by the reporting person).

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Form 4. The following changes must be reported on a Form 4: (i) all transactions not exempt from Section 16(b) under the Exchange Act (as discussed below), other than “small acquisitions” (as defined below); and (ii) exercises or conversions of a derivative security, whether or not such exercise or conversion is exempt from Section 16(b). Changes in beneficial ownership must generally be reported on a Form 4 by the second business day after the day in which any transaction in securities occurred (e.g., if a Director or Officer buys any shares of the Company’s Common Stock on a Tuesday, that transaction must be reported on a Form 4 filed by Thursday). Changes in beneficial ownership include any changes in derivative and non-derivative securities directly or indirectly beneficially owned. The acquisition of a derivative security (e.g., the grant of a stock option or the purchase of a common stock purchase warrant) will generally be deemed to be the purchase of the underlying security (i.e., the Company’s Common Stock). The exercise or conversion of a derivative security (such as the exercise of a stock option), although not deemed a “purchase” for Section 16(b) purposes (and thus exempt from Section 16(b) liability), must be reported on a Form 4. Please note that the regulations under Section 16 no longer allow deferred reporting of grants of derivative securities.

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Form 5. A Form 5 filing must be made to report (i) transactions exempt from potential Section 16(b) liability (i.e., gifts and inheritances), except for exempt exercises and conversions of derivative securities (which must be reported on a Form 4 on a current basis), (ii) acquisitions involving less than $10,000 within a six (6) month period (“small acquisitions”) and (iii) all holdings and transactions that should have been, but were not, reported during the most recent fiscal year. A Form 5 is required to be filed within forty-five (45) days after the end of the Company’s fiscal year. All Officers and Directors will be required to represent to the Company in their annual Directors’ and Officers’ Questionnaire and/or a separate letter delivered after year end either that (i) they have timely reported all transactions during the prior fiscal year and, accordingly, are not required to make a Form 5 filing, or (ii) they have filed a required Form 5 in a timely manner.

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What Transactions are Not Reported. The following transactions are not required to be reported on either a Form 4 or a Form 5: (i) “spinoff” or other dividend transactions in which equity securities of a different issuer are distributed to insiders of the Company; (ii) acquisitions pursuant to a dividend or interest reinvestment plan (which the Company does not currently have); (iii) certain transactions within “tax-conditioned plans,” except for “discretionary transactions”; (iv) acquisitions or dispositions of the Company’s securities pursuant to a domestic relations order meeting certain conditions of the Internal Revenue Code; (v) transactions reflecting a mere change in form of beneficial ownership; and (vi) exempt cancellations or expirations of a long derivative security where no value is received. In addition, any Officer or Director who ceases to be an Officer or Director is only required to continue to report transactions which (i) are not exempt from the Section 16(b) short-swing profit recovery rules and (ii) occur within six months of an “opposite-way” transaction executed prior to the date of such cessation (e.g., if an Officer purchases shares of the Company’s Common Stock on October 15th and resigns from the Company on December 31st, any sales of the Company’s Common Stock by such Officer during the period from January 1st through April 15th (the six month anniversary of the last transaction that occurred while the person was an Officer) are reportable on Form 4 and may be subject to short-swing liability).

ANTITRUST LAWS
The purpose of the antitrust laws is to foster competition among business rivals, ensuring a fair and a competitive free market system. Navigators competes aggressively in its many business activities, and, accordingly, its efforts in the marketplace must be conducted in compliance with the letter and spirit of the applicable antitrust laws.
Federal and state laws prohibit businesses from entering into agreements, express or implied, that unreasonably restrain trade. Among the conduct prohibited by these statutes are agreements among competitors:
•	fixing prices, terms, or conditions of a sale;
•	allocating Customers or territories; and
•	refusing to deal with any person or persons or refusing to offer specific lines of insurance (“group boycotts”).
In addition, many other types of agreements, such as agreements to sell one product only if the buyer agrees to purchase a second, different product (“tying”), as well as other practices, may be unlawful if their anti-competitive effect outweighs their business justifications and any procompetitive impact. Because the legality of any given tying arrangement depends upon a number of complex legal and economic factors, tying arrangements should never be implemented without first consulting the Chief Compliance Officer.
A partial exemption from the federal antitrust laws exists for conduct that is (1) the “business of insurance”; (2) regulated by state law; and (3) not an agreement to boycott, coerce, intimidate, or an act of boycott, coercion, or intimidation. Federal court decisions have narrowly construed this partial exemption. Therefore, Employees and Directors may not assume that this partial exemption means that they do not have to worry about the federal antitrust laws.
Moreover, even if conduct is exempt from the federal antitrust laws, that conduct may be prohibited under state law. State antitrust laws differ significantly from state to state, and the Company’s insurance business is subject to extensive and conflicting state regulation with respect to the setting of rates and premiums and the exchanging of pricing and statistical information among competing insurers. For that reason, it is critical that the Chief Compliance Officer be advised immediately of any situation that raises antitrust concerns.
Unlawful agreements need not take the form of a written contract or consist of express commitments or mutual assurances. Courts can — and do — infer agreements based on “loose talk,” informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. The most serious problems are apt to arise at informal gatherings, sometimes over drinks, particularly in a hotel room or hospitality suite before or after a trade association or other industry meetings.

In all contacts with competitors, Employees and Directors should avoid discussing pricing policy, terms and conditions, costs, inventories, marketing and product plans, and market surveys and studies — and of course, any other confidential information.
Collaboration or discussion of these subjects with competitors can be illegal. If a competitor raises any of them, even lightly or with apparent innocence, Employees and Directors should object, stop the conversation immediately, and tell the competitor that under no circumstances can these matters be discussed. If necessary, Employees and Directors should leave the meeting. (The discussion of certain coverage, statistical, and actuarial issues at formal, lawyer-monitored meetings of licensed advisory organizations; e.g., Insurance Services Office, may be allowed. Employees or Directors who wish to participate on such committees should discuss that participation with the Chief Compliance Officer.)
In addition to the foregoing, it is a violation of law for the Company to participate with either (re)insurance brokers or competitors in the practice of bid rigging or price fixing in the conduct of its insurance business, and Employees must exercise great care to avoid even the appearance of participation in such a practice. Bid rigging can be described as any arrangement in which brokers and insurers collude, cooperate or act in concert to provide to an insured a bid, price quote or other information regarding the terms of a proposed insurance policy that is intentionally higher or otherwise less favorable to the proposed insured than other bids, quotes or information provided by other insurers. This would include any agreement between parties not to submit a legitimate competitive bid or quote and any agreement to submit an artificially high bid or quote designed to give to the insured a false impression of competition among insurers.
Standards for commission payment practices are currently evolving. Payments from insurers to brokers based upon volume or profitability of business pose particular conflicts that can adversely affect the price paid by an insured for coverage. Employees with questions or concerns about such practices should consult with the Chief Compliance Officer.
In summary, Employees and Directors should disassociate themselves and the Company from participation in any possibly illegal activity with competitors or brokers and confine their communications to what is clearly legal and proper. Any incident associated with a prohibited subject should be immediately reported to the Chief Compliance Officer.
Corporate violators of federal antitrust laws are subject to heavy fines, while Employees or Directors are subject to both heavy fines and/or imprisonment. Violations could also expose the Company to joint and several liability for three times the amount determined by a court to be damages sustained by those injured by the violation and could lead to consent orders that impose restraints on the Company’s future operations.
EMPLOYMENT LAWS AND PRACTICES
Federal and state laws provide employees with a variety of protections and rights. Navigators is dedicated to the goal of providing equal employment opportunities for all employees and applicants for employment. All Employees are required to refrain from any act which is designed to cause, or does cause, unlawful employment discrimination in any aspect of a person’s employment. The Company will not tolerate harassment by, or of, its Employees or Customers.

Discrimination Under Title VII
Federal law prohibits employment discrimination based on race, color, sex, religion, national origin, age and pregnancy and further prohibits retaliatory actions against employees who complain to employers about any such discrimination. Reasonable religious accommodations must be made for employees, unless it results in undue hardship. Sexual harassment, which includes unsolicited and unwelcomed sexual advances, requests for sexual favors, and any other verbal or physical conduct of a sexual nature that has the effect of unreasonably interfering with an employee’s work performance or which creates an intimidating, hostile, or offensive work environment, is also illegal under Title VII.
Equal Pay Discrimination
Federal law prohibits sex-based employment discrimination with regard to wages or other benefits against employees who perform equal work or jobs requiring equal skill, effort, and responsibility, and which are performed under similar working conditions.
Age Discrimination
Employment discrimination based upon age against anyone age forty or above is prohibited.
Disability Discrimination
Employment discrimination against qualified persons with disabilities (e.g., a person who has a physical or mental impairment which substantially limits one or more major life activities, has a record of such an impairment, or is regarded as having such an impairment) is forbidden. A disabled person is “qualified” if, with or without reasonable accommodation, he or she can perform the essential functions of the job. The Company is excused from providing a reasonable accommodation if it would cause an undue hardship to the Company.
State Statutes
State employment statutes may be broader than the Federal laws, in which case the Company follows the applicable state statute.
Privacy
The federal Privacy Act of 1974, although it does not apply directly to private employers, provides a basis for the Company’s guidelines governing internal policies and procedures for collecting, maintaining, protecting, and disclosing information about job applicants and current and former Employees to ensure the confidentiality of this information. Requests for information about current or former Employees should be directed to the Human Resources Department. Questions about privacy issues should be directed to the Chief Compliance Officer.
Safety
The Company is committed to complying with all applicable occupational safety and health laws and standards, eliminating recognized hazards from the workplace, and providing its Employees with a safe and healthy work environment. Employees are required to report any accidents or unsafe conditions, such as hazards caused by broken equipment or machinery, to the Human Resources Department. Before commencing an accident or hazard investigation, Human Resources will immediately consult the Chief Compliance Officer.

Grievance Handling
Numerous employment laws and regulations govern employment practices in areas that include: employment terms and conditions; equal employment opportunity; privacy of information; and safety in the workplace. The Company’s policies promote compliance with these laws, and its internal grievance procedures provide a means of addressing Employees’ concerns without fear of retaliation. Questions and concerns relating to equal employment opportunity or sexual harassment should be directed to the Chief Compliance Officer. The Company maintains a formal grievance procedure which is outlined in Navigators’ employee handbook.
THE EMPLOYEE OR MANAGER AS AGENT
An Employee (as agent) may be authorized to act on behalf of Navigators (as principal). This legal relationship is known as “agency.” The principal controls the agent; the agent obtains authority from the principal to act on its behalf, and an agency relationship is intentional on the part of both the agent and the principal. Under the theory of agency, the principal is deemed to have acted for itself through the acts of its agent.
Obligations of an Employee as Agent
Employees are required to: perform their duties responsibly and in good faith; use good judgment with concern for the Company’s interests; follow directives; keep information confidential; and make periodic reports to the Company. It is essential that Employees acting as agents do not exceed their authority or make misleading or false promises or statements. Employees who willfully violate the law are themselves responsible for their actions, and may also bring liability upon the Company.
Obligations of a Principal
When Navigators consents to permitting Employees to act on its behalf as agents subject to its control, it has the duty to deal fairly and act in good faith. The Company may reimburse or indemnify such Employees found liable in lawsuits if they acted in a manner which they reasonably and in good faith believed to be in the best interests of, or not opposed to the interests of, Navigators, as long as the Employees have acted within the scope of their employment.
INTERNATIONAL LAWS
Due to its international operations, the Company may be subject to various foreign statutes applicable to many aspects of our business that differ greatly from those statutes governing the same practices in the United States. For example, labor laws abroad may be much more protective of employees, and environmental standards may be higher than those in the United States. Foreign countries frequently require that only their currency be used in their country and also regulate the movement of currencies into and out of their country. Violations of these laws usually carry heavy fines and jail sentences. Moreover, the Company’s foreign operations may be subject to the laws of the United States, and, on occasion, laws of a foreign country might apply to the Company’s activities outside such country.

U.S. Trade Restrictions
It is the policy of the Company to conduct its business in accordance with the trade restrictions imposed by federal law. General prohibitions against trade are currently in effect with respect to Cuba, Iran, North Korea, Sudan and Syria due to the determination that such countries are (or have been) engaged in sponsoring terrorist activities. Less restrictive prohibitions are currently in effect with respect to countries subject to arms embargoes (e.g., Angola). The prohibitions and restrictions imposed under these regulations vary, and the countries covered are subject to change. Accordingly, Employees should periodically consult with the Chief Compliance Officer regarding their scope. The prohibitions and restrictions imposed under these regulations may affect exports, imports, travel, currency transactions, assets, and accounts. Generally speaking, what may not be done directly may also not be done or arranged through third parties. Any contact involving any of the countries noted above or other affected countries should be reviewed by the Chief Compliance Officer.
ACKNOWLEDGING THE CODE
Due to the importance of adhering to these principles of business conduct and ethics, the Company requires Employees and Directors receiving the Code to sign an Acknowledgment and Ethical Disclosure Form confirming that they have received it, read it, understood it, agree to comply with it, and subscribe to the standards and procedures contained therein. Abiding by the standards and procedures outlined in the Code and the Company’s related policies is a condition of continued employment with the Company and continued service as a Director.
Whenever an Employee’s or Director’s circumstances change, and it appears that a conflict with the requirements set forth in the Code has arisen, the Employee or Director must immediately complete and file an Acknowledgment and Ethical Disclosure Form with the Chief Compliance Officer. Any questions as to the issues or interpretation of policies covered in the Code should be directed to the Chief Compliance Officer.

THE NAVIGATORS GROUP, INC.
CORPORATE CODE OF ETHICS AND CONDUCT
ACKNOWLEDGMENT AND ETHICAL DISCLOSURE FORM
1.	I have read and understand The Navigators Group Inc. Corporate Code of Ethics and Conduct. I agree to comply with the Code and understand that my conduct must comply with each of its terms.

2.	(a)	I have not received any gifts, entertainment or favors in violation of this Corporate Code of Ethics and Conduct, and confirm my complete compliance with the Code, or
(b)
I have listed below any present or anticipated financial interest, outside employment or other activities and any additional information that might constitute a conflict of interest or a violation of this Corporate Code of Ethics and Conduct.

I understand that if any changes should occur, I will immediately complete a new Acknowledgment and Ethical Disclosure Form.

Name (Please Print)	Department

Signature	Date
Please return this form to:
Bruce J. Byrnes
Senior Vice President, General Counsel
and Chief Compliance Officer
The Navigators Group, Inc.
Reckson Executive Park
6 International Drive
Rye Brook, NY 10573